CODE OF ETHICS

As a registered investment adviser, CFAM has a fiduciary duty to its investors. CFAM’s fiduciary duty includes the duty of loyalty, which requires CFAM to hold the interests of the Firm’s advisory investors above its own in all matters. This means that CFAM must be particularly sensitive to situations in which the interests of the Firm’s advisory investors’ may be even indirectly in conflict with those of CFAM and its Employees. While CFAM and its Employees should take great pains to avoid conflicts of interest and maintain impartiality in managing the Firm’s advisory investors, there are some conflicts that will inevitably occur. In such circumstances, CFAM must clearly, accurately and completely describe those conflicts and the risks they present to investors.

These responsibilities have implications for Employees at the personal level as well as at the organizational level.

I. Introduction

General Principles of Personal Conduct

This Code of Ethics (“`Code”) establishes rules of conduct for Covered Persons (as defined herein) of the Adviser, which emphasize the Adviser’s fiduciary duty. Furthermore, this Code is designed to govern the personal securities activities of Covered Persons based on this duty. In general, Covered Persons should always:

•	Place the interests of their clients first.

•	Ensure that all personal securities transactions are conducted consistent with this Code and applicable securities laws and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility.

•	Respect and honor their position of trust and responsibility, and not take inappropriate advantage of their position.

Covered Persons are prohibited from trading either personally or on behalf of others, while in possession of material, nonpublic information as specified in the Adviser’s Insider Trading Policy. Covered Persons are prohibited from disclosing material, nonpublic information concerning securities recommendations and client data.

Legal Requirement

The Adviser has adopted the CFA INSTITUTE Code (in its entirety, as may be subsequently amended and as reflected in Schedule II attached hereto) and incorporates the same by reference. All references to the terms “CFA Members and Candidates”, “employer” and “client” as contained in the

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CFA INSTITUTE Code shall carry the respective meaning of Covered Person, Adviser and Client respectively, as defined in Schedule I hereto which is incorporated herein by reference.

While the Standards of the CFA INSTITUTE Code provide guidance with respect to the personal investing activities of Covered Persons, the Adviser has adopted the following specific standards relating to Rule 17j-1(a) of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940.

Rule 17j-1(a) of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940 make it unlawful for any Covered Person, in connection with the purchase or sale by such person of a Security Held or To Be Acquired by the Funds, to:

1.	employ any device, scheme, or artifice to defraud the Clients of the Adviser,

2.	make any untrue statement of a material fact or omit to state to any Client of the Adviser a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client of the Adviser; or

4.	engage in any manipulative practice with respect to any Client of the Adviser.

Further, Rule 204A requires all Covered Persons to comply with all government regulations.

II.	Restrictions on Activities

A.	Blackout Periods

No Covered Person shall undertake a Security Transaction in any security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership within seven (7) calendar days after the firm trades in that security unless all of the transactions contemplated by the firm in that security have been completed prior to such transaction. If a Securities Transaction is executed by the firm within seven (7) calendar days after a Covered Person executed a transaction in the same security, the Designated Supervisory Person will review the Covered Person’s and the firm’s transactions to determine whether the Covered Person did not meet his or her fiduciary duties to the firm in violation of this Code.

B.	Interested Transactions

No Covered Person shall recommend any securities transactions by the firm without having disclosed to the Portfolio Manager his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a.	any Beneficial Ownership of any securities of such issuer.
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b.	any contemplated transaction by such person in such securities.

c.	any position with such issuer or its affiliates; and

d.	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

C.	Discussion of Trading

No Covered Person shall discuss with or otherwise inform others of any contemplated security transactions by the firm except in the performance of his or her duties of employment or in an official capacity and then only for the benefit of the firm or a Client of the firm and in no event for personal gain or for the benefit of others. No such person shall release information as to any investment portfolio changes on behalf of the firm, proposed or in process, except (1) upon the completion of such changes, (2) when the disclosure results from the publication of a prospectus, (3) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge, or (4) in conjunction with any report to which Clients are entitled by reason of provisions of documents governing the operations of the firm.

D.	Initial Public Offerings

No Covered Person shall acquire any Beneficial Ownership in any securities in an initial public offering for his or her personal account without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

E.	Private Placements

No Covered Person shall acquire Beneficial Ownership of any securities in a private placement without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

A.	Short-Term Trading Profits

Without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto), no Covered Person shall undertake a Security Transaction which

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yields a profit from the purchase and sale, or sale and purchase, within 60 calendar days, of the same (or equivalent) securities, including shares of the Mutual Funds or any other series of Williamsburg Investment Trust, of which such Covered Person has Beneficial Ownership. Any profit so realized shall, unless the Adviser's Executive Committee approves otherwise, be paid over to the Funds or to a charitable organization of the Designated Supervisory Person's choosing.

B.	Gifts

The purpose of business entertainment and gifts is to create goodwill and sound working relationships, not to gain unfair advantage. Employees are prohibited from accepting, offering, giving or providing gifts or entertainment that is:

•	Solicited

•	Excessive in value

•	Not a normal or customary type of business gift or entertainment, e.g., an expense that CFAM would not pay.

•	Cash or cash equivalents

•	Can be construed as a bribe, payoff, or kickback.

•	Violates any law or regulation.

A gift or entertainment that is not explicitly prohibited above may be accepted, offered, given or provided from/to current or prospective Investors, Investment Fund service providers, other vendors or hedge fund managers or their representatives as follows:

•	The value of a gift from/to any single individual or firm per year may not exceed U.S. $100. This limit does not include nominal logo/promotional items and does not apply to family members.

•	The person or entity providing the entertainment, such as a dinner, golf outing, theater or sporting event, is present and as long as the event is not extravagant or excessive so as to give the appearance of impropriety.

•	If the person or entity providing the entertainment is not present, the entertainment should be considered a gift and is subject to the policy with respect to gifts stated above.

All gifts made as an employee of CFAM must be entered into the Cantor Fitzgerald Compliance System for Compliance review and approval.

Pay-To-Play

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management (i.e. public pension plans, or other government investment accounts). The SEC has charged investment

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advisers that engage in pay-to-play practices because such practices compromise a firm’s fiduciary obligation to put investor interests first and treat all investors in a fair and equitable manner (no preferential treatment to a single investor).

SEC Rule 206(4)-5 prohibits CFAM from receiving compensation, either directly or indirectly, for providing advisory services to a government investor within two (2) years of any contribution made by CFAM or any of its Employees to an elected official or candidate in a position to influence the investment activities of the government investor. SEC Rule 206(4)-5 generally applies to state and/or local officials where the Firm conducts its business activities, and not with respect to federal officials. However, there is a de minimis provision that permits Employees to make contributions of up to:

o $350 per election per candidate where the contributor is entitled to vote, and

o $150 per election per candidate where the contributor is not entitled to vote without triggering the two-year timeout.

Due to the restrictions put in place by SEC Rule 206(4)-5, Employees will be required to have all political contributions pre-approved (as to the amount and recipient, but not based on political party) and report all political contributions annually to the CCO or a designee in order to effectively monitor any Employees engaging in pay-to-play practices.

C.	Service as a Director

No Covered Person shall serve on the board of directors of any publicly traded company without the prior written authorization of the Designated Supervisory Person based upon a determination that such board service would be consistent with the interests of the firm’s Clients.

In cases where the Designated Supervisory Person is the Covered Person contemplating serving on such board of directors, prior written authorization of Adviser’s Executive Committee is required.

I.	Compliance Procedures

A. Pre-Execution Authorization

CFAM Employees and supervised persons are required to follow the Cantor Fitzgerald & Co.

(“CF&Co.”) trading policy, which states:

1.	All Employees and supervised persons must receive approval for any account used to trade securities, futures, or commodities by using the Employee Trade Preclearance System (ETPS).
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2.	Prior to executing a trade, the following procedures must be followed:

All Employees and supervised persons and their managers (or his/her designee) must review the Restricted Trading List (“RTL”) prior to executing a trade.

No trades are permitted in securities or futures of issuers that are on the Restricted Trading List.

All Employees and supervised persons must request and obtain approval by using the Employee Trade Preclearance System (ETPS)

3.	Employees and supervised persons may not trade for their personal accounts securities or derivatives of securities in which they trade or cover in connection with their employment.

4.	Trade approvals are only good for one day.

5.	All transactions are subject to a 10-calendar day holding period.

6.	Pre-approval is not required for accounts which are only permitted to transact in mutual funds.

7.	At no time may an employee and supervised persons effect a transaction in an issuer’s security if they are aware of an existing customer order.

8.	At no time may an employee and supervised persons effect a transaction between the firm or its customer and his or her personal securities account.

9.	All persons with knowledge of transactions (proprietary and customer) must keep that information confidential and are prohibited from disseminating that information to persons in other Departments or with any person outside the firm.

10.	All transactions must be executed through preapproved accounts.

11.  Fully managed accounts with registered investment advisers will be permitted with prior approval of the Compliance Department. Employees and supervised persons who wish to maintain a joint account may do so only when the other party is an immediate family member. The following procedures are applicable to all personal securities transactions.

12.   All Employees and supervised persons must receive approval for any account used to trade securities, futures, or commodities by using the Employee Trade Preclearance System (ETPS).

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Covered Accounts:

All discretionary accounts, accounts in your name, joint accounts, accounts where you have control and household accounts (accounts of those who live with you).

Exempt Accounts:

Any account in which you cannot direct transactions.

Covered securities:

Equity, debt, options, exchange traded funds, exchange-traded notes, closed-end mutual funds, and futures.

Exempt securities:

Open-end mutual funds, Index Funds, and Index Futures

III.	Restrictions on Activities

A. Blackout Periods

No Covered Person shall undertake a Security Transaction in any security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership within seven (7) calendar days after the firm trades in that security unless all of the transactions contemplated by the firm in that security have been completed prior to such transaction. If a Securities Transaction is executed by the firm within seven (7) calendar days after a Covered Person executed a transaction in the same security, the Designated Supervisory Person will review the Covered Person’s and the firm’s transactions to determine whether the Covered Person did not meet his or her fiduciary duties to the firm in violation of this Code.

B.	Interested Transactions

No Covered Person shall recommend any securities transactions by the firm without having disclosed to the Portfolio Manager his or her interest, if any, in such securities or the issuer thereof, including without limitation:

e.	any Beneficial Ownership of any securities of such issuer.

f.	any contemplated transaction by such person in such securities.

g.	any position with such issuer or its affiliates; and

h.	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

C.	Discussion of Trading
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No Covered Person shall discuss with or otherwise inform others of any contemplated security transactions by the firm except in the performance of his or her duties of employment or in an official capacity and then only for the benefit of the firm or a Client of the firm and in no event for personal gain or for the benefit of others. No such person shall release information as to any investment portfolio changes on behalf of the firm, proposed or in process, except (1) upon the completion of such changes, (2) when the disclosure results from the publication of a prospectus, (3) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge, or (4) in conjunction with any report to which Clients are entitled by reason of provisions of documents governing the operations of the firm.

D.	Initial Public Offerings

No Covered Person shall acquire any Beneficial Ownership in any securities in an initial public offering for his or her personal account without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

E.	Private Placements

No Covered Person shall acquire Beneficial Ownership of any securities in a private placement without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

F.	Certification of Compliance

Each Covered Person is required to certify quarterly, via the Security Holdings Report, that he or she has read and understood this Code, recognizes that he or she is subject to such Code, that he or she has complied with all of the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code and Rule 204-2(a)(12) of the Investment Advisers Act of 1940.

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G.	Notification of Subject Persons

The Designated Supervisory Person shall notify each Covered Person who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

H.	Review

1.	The Designated Supervisory Person shall review Covered Persons’ securities transactions and shall report all Code violations promptly to the Chief Compliance

Officer and the Adviser’s Executive Committee. At least quarterly, the Chief

Compliance Officer shall report to the Board of Trustees of the Williamsburg Investment Trust any violations requiring significant remedial action during the past quarter.

At least annually, the Designated Supervisory Person shall report to the Chief Compliance Officer of the Adviser who in turn will report to the Board of Trustees of the Williamsburg Investment Trust:

a.	all existing procedures concerning Covered Persons' personal trading activities and any procedural changes made during the past year; and

b.	any recommended changes to this Code or related procedures.

IV.       Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, all Covered Persons shall have the responsibility to report the violation to the Adviser’s Chief Compliance Officer for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Covered Person, a monetary fine, or suspension or termination of the Covered Person's relationship with the Adviser.

V.	Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except those reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

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VI.       Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Adviser.

VII. Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Designated Supervisory Person.

VIII. Records

This Code, a copy of each report by a Covered Person, any written report hereunder by the Adviser, and lists of all persons required to make reports shall be preserved with the Adviser’s records for the period required by Rule 17j-1(a) of the

Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940.

Personal Trading Reporting Requirements

B.	Reporting Transactions

All Covered Persons are required to report their personal Security Transactions in a timely manner. The following reporting requirements shall apply to all Covered Persons:

a.	All Security Transactions that are not Exempt Transactions shall be reported to the Designated Supervisory Person in accordance with the Trade Authorization/Report as per Schedule IV attached hereto. Said report shall be submitted no later than 10 days following the date of trade execution and accompanied by a copy of the confirmation for such trade. All Security Transactions of the Designated Supervisory Person shall be reported to the Chief Compliance Officer in accordance with the above procedures.

b.	If, during any calendar quarter, no Security Transactions (irrespective of Beneficial Ownership status) are undertaken by a Covered Person, said Covered Person shall certify accordingly within 10 days of such calendar quarter end. The form for such certification shall be in accordance with the Security Holdings Report as per Schedule III attached hereto.

C.	Reporting Holdings
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Upon start of employment and within the herein prescribed deadlines following the end of each calendar quarter, each Covered Person must submit to the Designated Supervisory Person a Security Holdings Report in the form of Schedule III attached hereto. Said report shall contain an inventory, as of the same calendar quarter then ended, of all securities for which such Covered Person possesses Beneficial Ownership, not including Excluded Securities, to include an itemization of each Security Transaction undertaken during such calendar quarter so as to facilitate a reconciliation of such Covered Person’s holdings from the previous calendar quarter end. The deadline for submitting the Security Holdings Report is as follows:

If, during a given calendar quarter, no Security Transactions were undertaken by the Covered Person or the Covered Person failed to submit a Trade Authorization/Report in connection with any Security Transaction, that is not an Exempt Transaction, undertaken during such quarter, submission of the Security Holdings Report is required within 10 days of the quarter then ended.

Compliance with Laws, Rules, and Regulations

CFAM expects its Employees and supervised persons to comply with all laws, rules and regulations applicable to its business and operations and business. Employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. A good guideline, if in doubt on a course of action, is “Always ask first, act later – if you are unsure of what to do in any situation, seek guidance before you act.”

Conflicts of Interest

As discussed above, Employees and supervised persons should avoid circumstances that could produce conflicts or the appearance of conflicts between their personal interests and those of CFAM or the Firm’s advisory investors. Employees and supervised persons should exercise sound judgment before committing to any activity or participating in any transaction that has even the potential to be a conflict. The appearance of a conflict of interest can often be as detrimental as a conflict itself.

A conflict of interest occurs when an individual’s private interest interferes with the interests of CFAM, the Firm’s advisory investors or Investors. Such situations might include activities, conduct, or investments that could adversely affect judgment or job performance. Conflicts of interest also arise when an employee or member of his or her family receives undisclosed, improper benefits as a result of the employee’s position with CFAM.

In general, you should consider the following factors to avoid conflict of interest situations:

•	Perception: Could others, including colleagues, investors, hedge fund managers, regulators, or the public, perceive the activity or transaction as a conflict of interest or a potential conflict?
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•	Intent: Is the activity or transaction being offered to you, or that you are offering to another, done so in an attempt to influence your or the other person’s judgment?

•	Impact: Will CFAM, the Firm’s advisory investors or investors be affected negatively if you participate in, or provide, the activity or transaction?

•	Objectivity: Will participation in the activity or transaction in any way affect your ability or the ability of other participants to be objective with regard to any decision concerning an Investment Fund, Investor, colleague or hedge fund manager?

•	Time considerations: Will the time required for the activity or transaction interferes with your ability to effectively carry out your responsibilities at CFAM?

CFAM urges all Employees and supervised persons to seek guidance from CFAM management or the CCO or his designee with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be evident. Please do not attempt to resolve such questions yourself.

Confidentiality

All Employees and supervised persons must exercise care in maintaining the confidentiality of any confidential information regarding CFAM, its Investment Funds or Investors, except when disclosure is authorized or legally mandated. Confidential information includes nonpublic information of CFAM that may be helpful to competitors or otherwise harmful to CFAM or the parties mentioned above. Confidential information also includes information regarding the portfolio holdings and other characteristics of the hedge funds in which the Firm’s advisory investors invest. The obligation to preserve confidentiality of this information continues after association with CFAM ends. Employees and supervised persons should consult with the CCO or his designee or General Counsel if they believe they have a legal obligation to disclose confidential information.

Protection and Proper Use of Firm Assets

All Employees and supervised persons should endeavor to protect the assets of CFAM and the Firm’s advisory investors. Any suspected incident of fraud or theft should be immediately reported for investigation to the Head of Operations and CCO or his designee. The obligation of Employees and supervised persons to protect the assets of CFAM includes its proprietary information. Proprietary information includes intellectual property around CFAM’s research and investment process as well as business and marketing plans, databases, records, salary information, financial data and reports. Unauthorized use or distribution of this information violates this Code.

Insider Trading

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Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their investors while in possession of material nonpublic information or to selectively disclose such information to others who may trade. Violations of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal from CFAM. Although there are exceptions to these prohibitions, these exceptions are limited.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Information received about a company that is not yet in general circulation should be considered nonpublic. Similarly, information received about a company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some fact to show that the information is widely available — for example, its publication in The Wall Street Journal or in other major news publications.

Material nonpublic information might be inadvertently disclosed to Employees by persons with business relationships with the company, such as a hedge fund manager who invests in the company or a company’s investment banker. In such a case, the employee should refrain from (1) trading for an Investment Fund or his or her own account while in possession of that information and (2) disclosing the information to others, such as family members or business or social acquaintances and immediately report the facts to the CCO or his designee for a decision regarding appropriate steps. If you have any questions at all as to whether the information is material and nonpublic, you must resolve the questions before trading or divulging the information. If any doubt at all remains, you should consult the CCO or his designee.

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Reporting Certain Conduct

Any employee who has knowledge or information about any actual, apparent or suspected violation of law or regulation, this Manual or Code or other conduct that might affect CFAM’s reputation, business or operations, must promptly report the violation or conduct to the CCO or his designee. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Valuation Policy

The Firm values the assets and liabilities in its Funds and Managed Account Clients prior to sending its periodic (and at least quarterly) investor updates and performance reports to its Investors. The Firm maintains records of relevant information, memoranda and notes that contribute to the Firm’s valuation decisions including a log of any valuation issues and material deviations between an estimated valuation and a final valuation.

Identity Theft Prevention Program

CFAM has established an Identity Theft Prevention Program (the “Program”) pursuant to Regulation S-ID after the consideration of a number of factors, including (i) the types of “covered accounts”3 the Firm offers or maintains; (ii) the methods the Firm provides to open covered accounts and access covered accounts; (iii) any prior experience with identity theft; (iv) indications of identity theft 4 that would be applicable to the Firm’s business; and (v) the experience and advice of the Firm's outside advisors and any published regulatory guidance.

This Program is intended to detect, prevent, and mitigate identity theft in connection with any covered accounts. The CCO or his designee (the “Administrator”) has been designated as the administrator of this Program, with responsibility for its oversight, development, implementation and administration. The Administrator may designate to others, including branch personnel, the daily implementation of this Program.

Introduction

The Program includes reasonable policies and procedures, as applicable, to:

3 For these purposes, a "covered account" means an investment advisory account held by one or more natural persons and advised by the Firm and for which the Firm is permitted to direct payments or transfers out of those accounts to third parties

(Including pursuant to a standing LOA provided by the client to one of the Firm’s third-party custodians).

[4]	For these purposes, "identity theft" means fraud committed or attempted using the identifying information of another person without authority.